CHEMBIO DIAGNOSTICS, INC. TO PRESENT AT ACUMEN BIOFIN RODMAN & RENSHAW 9TH ANNUAL HEALTHCARE CONFERENCE

MEDFORD, NY, October 30, 2007 – Chembio Diagnostics Inc.(OTCBB: CEMI) today announced that its Chief Executive Officer, Lawrence Siebert, will present at the upcoming Acumen BioFin Rodman & Renshaw 9th Annual Healthcare Conference.  The presentation is scheduled for 2:20 PM (Eastern Time) on Monday, November 5, 2007.  The event will be held from November 5-7, 2007 at the New York Palace Hotel in New York.

Individuals may listen to a live webcast of the presentation by logging on to the Investors section of Chembio Diagnostic’s Inc.’s website, www.chembio.com, a few minutes prior to start time. The presentation will be archived for 90 days.

The conference will feature presentations from more than 350 public and privately held emerging growth healthcare companies presenting data on an array of therapeutic topics including oncology, cardiovascular disease, central nervous system disorders, infectious diseases and medical device technology. Details regarding the conference can be obtained at www.rodmanandrenshaw.com.

About Chembio Diagnostics, Inc.
Chembio Diagnostics, Inc., a developer and manufacturer of proprietary rapid diagnostic tests, participates in the growing $5 Billion point-of-care (POC) testing market.  Chembio’s two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Inverness Medical Innovations, Inc. Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors. Chembio also has rapid tests for veterinary tuberculosis and chagas disease.  In 2007, Chembio received a U.S. patent for its Dual Path Platform (DPP™) technology which has significant advantages over currently available lateral-flow technologies.  This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP™. Headquartered in Medford, NY with approximately 100 employees, Chembio is licensed  by the U.S. Food and Drug Administration (FDA) and the U. S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485.

Company Contact:                                                               Investor Relations Contacts:
Chembio Diagnostics, Inc.                                                 Lippert/Heilshorn & Associates, Inc.
Matty Arce	Anne Marie Fields (afields@lhai.com)
(631) 924-1135                                                                       (212) 838-3777
www.chembio.com                                                               Bruce Voss
(bvoss@lhai.com)
(310) 691-7100
www.lhai.com